SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

               PURSUANT TO SECTION 13, OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) JUNE 13, 1997


                             HOMEOWNERS GROUP, INC.
                      (Exact name as specified in charter)


         DELAWARE                       0-17338                65-0033743
(State or other jurisdiction          (Commission             (IRS Employer
       of incorporation)              File Number)          Identification No.)

       400 SAWGRASS CORPORATE PARKWAY, SUNRISE, FLORIDA      33325
         (Address of principal executive offices)          (Zip code)


         Registrant's telephone number, including area code   (954) 845-9100


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ITEM 5.  OTHER EVENTS

The Company has received Notices of Proposed Adjustments from the Internal Revenue Services with respect to its federal income tax returns for the years ended December 31, 1993, 1994 and 1995. These notices would disallow losses totaling approximately $20.5 million, which would result in the Company being liable for approximately $7 million of tax, plus interest and possible penalties.

Based upon these notices, The Cross Country Group has informed the Company that it will not proceed with the proposed Merger with the Company at this time. The Company is engaged in discussions with Cross Country in an attempt to agree to modifications to the Merger Agreement, which expires on July 1, 1997. As a result, the Homeowners Group Meeting of Stockholders scheduled for June 19, 1997 has been postponed.

The Company intends to vigorously contest the IRS position.



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           HOMEOWNERS GROUP, INC.

 JUNE 16, 1997                             /S/ C. GREGORY MORRIS
       (Date)                              -----------------------------------
                                           C. Gregory Morris
                                           Chief Financial Officer





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                                    EXHIBITS



Exhibit 20.1 Notice of Company Material Adverse Effect from Cross Country Attorneys


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LANE ALTMAN & OWENS LLP
   COUNSELLORS AT LAW


                                 June 13, 1997

VIA FACSIMILE

Paul Berkowitz, Esq.
Greenberg, Traurig
1221 Brickell Avenue
Miami, FL 33131

Dear Paul:

     The Information Document Request dated June 9, 1997 and the accompanying Notices of Proposed Adjustment giving notices of disallowance of losses of Homeowners Group, Inc. totaling approximately $20.5 million constitute a Company Material Adverse Effect under the Agreement and Plan of Merger dated May 14, 1996, as amended. As a result thereof, The Cross Country Group, Inc., on behalf of itself and its affiliated entities that are signatories to the Agreement, hereby give notice that it elects not to proceed with the proposed Merger at this time.

     We will plan on meeting with you and Gary Lipson on Monday June 16, 1997 to explore possible actions.


                                         Very truly yours,

                                         /s/ ROBERT M. ROSEN
                                         ----------------------
                                         Robert M. Rosen

                                         cc: Howard Wolk
                                         Sidney Wolk
                                         Nathan T. Wolk, Esq.